PRICING SUPPLEMENT NO. 96-55 Dated July 16, 1997    Rule 424(b)(2)
To Prospectus Supplement Dated August 22, 1996      File No. 33-64357


                             BENEFICIAL CORPORATION


                          Medium-Term Notes, Series H
                               (Book Entry Notes)



The Price to Public of these Medium-Term Notes, Series H, is 100% (as a percentage of Principal Amount). The Principal Amount, Settlement Date (Original Issue Date), Maturity Date and Interest Rate Per Annum are as follows:


                                                      Interest
Principal	        Settlement	        Maturity	        Rate
Amount	           Date			            Date	            Per Annum

$11,500,000	      July 21, 1997	     July 22, 2004	   6.70%
$25,000,000	      July 21, 1997	     July 22, 2005	   6.80%